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                                                                    EXHIBIT 12.1

                                 ADVANTA CORP.
                                AND SUBSIDIARIES

            STATEMENTS SETTING FORTH DETAILS OF COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                   FOR THE YEARS ENDED DECEMBER 31ST,
                                      ------------------------------------------------------------
                                        1996         1995         1994         1993         1992
                                      --------     --------     --------     --------     --------
                                      (UNAUDITED)
Net earnings......................    $175,657     $136,677     $106,063     $ 77,920     $ 48,037
Federal and state income taxes....      89,104       75,226       59,144       45,335       29,063
                                      --------     --------     --------     --------     --------
Earnings before income taxes......     264,761      211,903      165,207      123,255       77,100
                                      --------     --------     --------     --------     --------
Fixed charges:
  Interest........................     269,700      166,032       94,758       79,303       93,545
  One-third of all rentals........       2,833        1,641        1,809        1,591        1,252
  Preferred stock dividend of
     subsidiary trust.............         340            0            0            0            0
                                      --------     --------     --------     --------     --------
          Total fixed charges.....     272,873      167,673       96,567       80,894       94,797
                                      --------     --------     --------     --------     --------
Earnings before income taxes and
  fixed charges...................    $537,634     $379,576     $261,774     $204,149     $171,897
                                      --------     --------     --------     --------     --------
Ratio of earnings to fixed
  charges(1)......................        1.97x        2.26x        2.71x        2.52x        1.81x

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(1) For purposes of computing these ratios, "earnings" represent income before income taxes plus fixed charges, and "fixed charges" consist of interest expense and one-third (the proportion deemed representative of the interest factor) of rental expense on operating leases.